Exhibit 99.1

WAVE Life Sciences Enters Collaboration with Pfizer to Develop

Genetically Targeted Therapies for the Treatment of Metabolic Diseases

Collaboration will combine WAVE’s proprietary antisense and RNAi capabilities with GalNAc and

Pfizer’s hepatic targeting technology for potential development of optimized therapeutics

Cambridge, MA, May 5, 2016 – WAVE Life Sciences Ltd. (NASDAQ: WVE) today announced that it has entered into a research, license and option agreement with Pfizer Inc. (NYSE: PFE) for the potential development of nucleic acid therapies aimed at silencing the underlying causes of debilitating metabolic diseases. The collaboration will focus on genetically defined targets and bring together WAVE’s proprietary stereopure drug development platform, across antisense and RNAi modalities, along with GalNAc and Pfizer’s hepatic targeting technology for enhanced delivery to the liver.

Under the terms of the agreement, WAVE will advance up to five programs from discovery through to the selection of clinical candidates, at which point Pfizer may elect to exclusively license the programs and undertake further development and potential commercialization. Two targets have been declared upon initiation of the agreement, including WAVE’s Apolipoprotein C-III program, with the remaining targets to be declared within eighteen months. In addition, WAVE has received rights to Pfizer’s hepatic targeting technology, which WAVE may elect to use for hepatic programs beyond the collaboration. Should WAVE use this technology, Pfizer is eligible to receive potential development and commercial milestone payments from WAVE. Pfizer is also eligible to receive tiered royalties on sales of any products that include Pfizer’s hepatic targeting technology.

WAVE’s platform enables the design and development of stereopure nucleic acid therapeutics, which are optimized across multiple dimensions of pharmacology, including efficacy, stability, specificity and safety. WAVE’s platform offers the flexibility to design therapeutics across multiple modalities, including antisense, RNAi and exon-skipping.

Per the agreement, Pfizer agreed to pay $40 million upfront, $30 million of which is in the form of an equity investment in WAVE at a price of $16 per share. In addition, assuming five potential products are successfully developed and commercialized, WAVE may earn up to $871 million in potential research, development and commercial milestone payments from Pfizer, plus royalties, tiered up to low double-digits, on sales of any products that may result from the collaboration.

“We are excited about this collaboration with Pfizer, which will enable us to combine WAVE’s innovative platform capabilities with Pfizer’s metabolic development and commercialization capabilities with the goal of making meaningful medicines for patients,” said Paul Bolno, M.D., MBA, President and Chief Executive Officer of WAVE Life Sciences. “This alliance is consistent with WAVE’s strategy to build and advance a portfolio of medicines for neurological and neuromuscular diseases, while working with partners with deep expertise in other important therapeutic areas. We expect that our existing cash together with the upfront payment will enable us to fund our operating expenses and capital expenditure requirements into 2019.”

“Our collaboration with WAVE represents Pfizer’s commitment to embracing the most modern technologies as therapeutic modalities in our core areas of focus, which we feel will make a significant difference for patients in need,” said Morris Birnbaum, M.D., Ph.D., Senior Vice President and Chief Scientific Officer, Cardiovascular & Metabolic Research Unit, Pfizer. “To accomplish this, we must commit to the most promising technologies, and we believe that WAVE’s oligonucleotide strategy is among the best. By working together to develop unique, proprietary technologies emerging from both companies, we will explore new liver-targeted approaches to address the cause of genetically defined diseases and interrupt the progression of complex, metabolic disorders.”

About WAVE Life Sciences

At WAVE Life Sciences, we are driven by an unwavering passion and commitment to deliver on our mission of confronting challenging diseases by developing transformational therapies and empowering patients. We are utilizing our innovative and proprietary synthetic chemistry drug development platform to design, develop and commercialize stereopure nucleic acid therapeutics that precisely target the underlying cause of rare and other serious genetically defined diseases. Given the versatility of our chemistry platform, WAVE’s deep, diverse pipeline spans multiple modalities including antisense, exon-skipping, and single-stranded RNAi. For more information, please visit www.wavelifesciences.com and follow us on Twitter at @WAVELifeSci and LinkedIn.

Forward Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the research, license and option agreement, including our ability to advance candidates to the clinical selection stage, Pfizer’s decision to exercise its option to license the programs and undertake further development and potential commercialization, and our ability to earn contingent payments, among other forward-looking statements. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, the risks and uncertainties described in the section entitled “Risk Factors” in WAVE’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission (SEC) on March 30, 2016, and other filings that WAVE may make with the SEC from time to time. Any forward-looking statements contained in this press release represent WAVE’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. WAVE explicitly disclaims any obligation to update any forward-looking statements.

Media Contact:

Feinstein Kean Healthcare

Liz Melone, 617-256-6622

liz.melone@fkhealth.com

Investor Contact:

Westwicke Partners

Chris Brinzey, 339-970-2843

chris.brinzey@westwicke.com